EXHIBIT 99.1

PSB Holdings, Inc.

News Release

September 6, 2007

For immediate Release

Contact: Robert J. Halloran, Jr., President, PSB Holdings, Inc.

Telephone: 860-928-6501

PSB HOLDINGS, INC. DECLARES DIVIDEND INCREASE

PUTNAM, CT – September 6, 2007 – Thomas A. Borner, Chairman and Chief Executive Officer of PSB Holdings, Inc. today announced that its Board of Directors approved a quarterly cash dividend of $.07 per share, a 17% increase over the prior quarterly dividend of $.06 paid on July 20, 2007. On an annual basis, PSB Holdings, Inc.’s dividend increases to $.28 from $.24 per common share.

“Our goal is to reward shareholders for their support and enhance the return on their investment through this increased dividend,” said Mr. Borner. “This dividend also underscores our Board of Directors’ confidence in Putnam Savings Bank’s consistent performance and recognizes our steady earnings and the successful completion of our recent stock repurchase program.”

The dividend is payable on October 19, 2007 to shareholders of record on October 5, 2007. This is the 12th consecutive quarterly dividend since PSB Holdings, Inc. first paid a dividend in 2005 and the second time PSB Holdings Inc.’s dividend has been increased.

The Company is the majority-owned subsidiary of Putnam Bancorp, MHC, a federal mutual holding company, which owns 3,729,846 of the Company’s outstanding shares. Putnam Bancorp, MHC intends to waive the receipt of dividends paid on its shares of the Company.

PSB Holdings, Inc., headquartered in Putnam, Connecticut, is the parent of Putnam Savings Bank, a federally chartered stock savings bank founded in 1862. The Bank offers a wide range of financial services through its seven full-service offices. Putnam Savings Bank also operates a full-service loan center in Putnam, Connecticut. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. PSB Holdings Inc.’s common stock trades on the NASDAQ Global Market under the symbol PSBH.

– END –